PROMISSORY NOTE


February  27,  2002                                   $10,000


This agreement is being made between Silicon South, Inc. (hereafter referred to as the Company or the Borrower) and Eric J. Leuty (hereafter referred to as the Lender) at 3318 Lantern Way, San Jose, CA 95111. For value received, the undersigned promises to pay to the order of Eric J. Leuty at 3318 Lantern Way, San Jose, CA 95111, or such other place as the holder hereof may designate, the sum of Ten Thousand dollars ($10,000) together with interest at the rate of 12% per annum on the unpaid balance from date until paid, principal and interest payable as follows:

     Principal and interest shall be paid in full within (12) twelve months which will be on or before March 7, 2002.

     If default be made in the payment of any installment under this note and if such default is not made good within 10 days, the entire principal sum and any outstanding interest shall at once become due and payable without notice at the option of the holder of this note. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default. Presentment for payment, notice of non-payment, protest and notice of protest are each hereby expressly and severally waived by the makers and all endorsers hereof and in case the payment shall not be made at maturity, it is agreed by all parties hereto that all costs of collection and a reasonable attorney's fee may be collected as a part hereof.



By  Borrower:__________________
Mathew  Rule,  President
Silicon  South,  Inc.



By  Lender:____________________
Eric  J.  Leuty